Exhibit 99.1

Reticulate Micro Receives Approval for Shares to Begin Trading on OTCQB® Venture Market under the Symbol RMXI

Palm Bay, FL November 18th, 2024 – Reticulate Micro, Inc. (“Reticulate Micro” or the “Company”), a video technology company dedicated to transforming how organizations capture, transmit, store and share visual data through its VAST (Video Adaptive Systems Technology) platform, today announced that its Class A Common Stock has been approved by OTC Markets Group, Inc. (“OTC Markets”) for quotation on the OTCQB® Venture Market (“OTCQB”) under the symbol RMXI.

OTCQB is a trading platform operated by OTC Markets, and is designed for entrepreneurial and development stage companies. OTC Markets operates a regulated stock market for the trading of more than 12,000 U.S. and global securities.

“This achievement is an important milestone for the Company and its investors.” Michael Chermak, the Company’s Executive Chairman affirmed, “Joining OTCQB will also widen our access to capital markets, provide our shareholders with greater liquidity, and, we expect, position the Company for long-term success.”

About Reticulate Micro, Inc.

Reticulate Micro, Inc., headquartered in Palm Bay, Florida, is a video technology company focused on addressing the world’s growing crisis in video data transmission and storage. Through its proprietary VAST (Video Adaptive Systems Technology) platform, Reticulate is aiming to transform how organizations capture, transmit, store and share visual data. The Company’s battle-tested technology, proven in military applications, reduces video bandwidth, storage, and power consumption by up to 50% while maintaining quality across any network or hardware platform. From defense to AI and enterprise applications, Reticulate endeavors to redefine how organizations handle the growing demands of video data worldwide.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements that are subject to various risks and uncertainties. In addition, our representatives or we may make forward-looking statements orally or in writing from time to time. We base these forward-looking statements on our expectations and projections about future events, which we derive from the available information. Such forward-looking statements relate to future events or our future performance, including our financial performance and projections, revenue and earnings growth, and business prospects and opportunities. You can identify forward-looking statements by those that are not historical facts, particularly those that use terminology such as “intends,” “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are contained, and the Company does not undertake any duty to update any forward-looking statements except as may be required by law.

Important Notice the Regarding Our Regulation A Offering

An offering statement regarding our offering of units consisting of one share of class A common stock and a warrant to purchase one share of class A common stock has been filed with the SEC. The SEC has qualified that offering statement, which means that Reticulate Micro may make sales of the securities described by that offering statement. It does not mean that the SEC has approved, passed upon the merits or passed upon the accuracy or completeness of the information in the offering statement. You may obtain a copy of the offering circular that is part of that offering statement through this link.

Investing in a public offering like our Regulation A offering is subject to unique risks, tolerance for volatility, and potential loss of your investment, that investors should be aware of prior to making an investment decision. Please carefully review the risk factors contained in the offering circular for this offering. For more information about Regulation A offerings, including the unique risks associated with these types of offerings, please click on the SEC’s Investor Alert.

Neither this document nor any of its content constitutes an offer to sell, solicitation of an offer to buy or a recommendation for any security by Reticulate Micro or any third party. The content of this document is provided for general information purposes only and is not intended to solicit the purchase of securities or to be used as investment, legal or tax advice. A securities offering by Reticulate Micro is only being made pursuant to the offering circular described above. The content of this document is qualified in its entirety by such offering circular. Prospective investors are urged to consult with their own, investment, legal and tax advisors prior to making any investment in Reticulate Micro.

Contact:

Media:

Reticulate Micro Media Relations
media@reticulate.io

Investor Relations:

Reticulate Micro Investor Relations
ir@reticulate.io